                                                                     EXHIBIT 99

                         FIRST PALM BEACH BANCORP, INC.
                             215 SOUTH OLIVE AVENUE
                       WEST PALM BEACH, FLORIDA 33401-5685


                                                               December 19, 1996


Dear Stockholder:

         You are cordially invited to attend the annual meeting of stockholders (the "Annual Meeting") of First Palm Beach Bancorp, Inc. (the "Company"), the holding company for First Bank of Florida (the "Bank"), formerly First Federal Savings and Loan Association of the Palm Beaches, West Palm Beach, Florida, which will be held on Tuesday, January 21, 1997 at 9:30 a.m., Eastern Standard time, in the Polo Room at the Sheraton West Palm Beach Hotel, 630 Clearwater Park Road, West Palm Beach, Florida 33401.

         The attached Notice of the Annual Meeting and the Proxy Statement describe the business to be transacted at the Annual Meeting. Directors and officers of First Palm Beach Bancorp, Inc., as well as representatives of Deloitte & Touche LLP, the Company's independent auditors, will be present at the meeting to respond to any questions that our stockholders may have regarding the business to be transacted.

         The Board of Directors of First Palm Beach Bancorp, Inc. has determined that the matters to be considered at the meeting are in the best interests of the Company and its stockholders. For the reasons set forth in the Proxy Statement, the Board unanimously recommends a vote "FOR" each matter to be considered.

         PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. YOUR COOPERATION IS APPRECIATED SINCE A MAJORITY OF THE COMMON STOCK MUST BE REPRESENTED, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM FOR THE CONDUCT OF BUSINESS.

         On behalf of the Board of Directors and all of the employees of the Company and the Bank, I wish to thank you for your continued support. We appreciate your interest.

                                          Sincerely yours,



                                          Louis O. Davis, Jr.
                                          President and Chief Executive Officer

                         FIRST PALM BEACH BANCORP, INC.
                             215 SOUTH OLIVE AVENUE
                       WEST PALM BEACH, FLORIDA 33401-5685

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 21, 1997


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of First Palm Beach Bancorp, Inc. will be held on January 21, 1997, at 9:30 a.m., Eastern Standard time, in the Polo Room of the Sheraton West Palm Beach Hotel, 630 Clearwater Park Road, West Palm Beach, Florida 33401.

         The Annual Meeting is for the purpose of considering and voting upon the following matters:

         1. The election of three directors for terms of three years each, and the election of one director to serve a one year term;

         2. The approval of an amendment to the First Palm Beach Bancorp, Inc. 1993 Incentive Stock Option Plan to authorize an additional 250,000 shares of Common Stock of the Company available for issuance pursuant to option grants under such plan;

         3. The ratification of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending September 30, 1997; and

         4. Such other matters as may properly come before the meeting or any adjournments thereof.

         The Board of Directors has established November 25, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. Only recordholders of the Common Stock of the Company as of the close of business on that date will be entitled to vote at the Annual Meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company. A list of stockholders entitled to vote at the Annual Meeting will be available at First Palm Beach Bancorp, Inc., 215 South Olive Avenue, West Palm Beach, Florida 33401-5685 for a period of ten days prior to the Annual Meeting and will also be available at the Annual Meeting.

                                           By Order of the Board of Directors



                                           John C. Trammel
                                           Secretary

West Palm Beach, Florida
December 19, 1996

                         FIRST PALM BEACH BANCORP, INC.

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 21, 1997



SOLICITATION AND VOTING OF PROXIES

         This proxy statement is being furnished to stockholders of First Palm Beach Bancorp, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors" or the "Board") of proxies to be used at the annual meeting of stockholders to be held on January 21, 1997 ("Annual Meeting"), and at any adjournments thereof. The 1996 Annual Report to Stockholders, including the consolidated financial statements for the fiscal year ended September 30, 1996, accompanies this proxy statement, which is first being mailed to recordholders on or about December 19, 1996.

         Regardless of the number of shares of common stock of the Company ("Common Stock") owned, it is important that recordholders of a majority of the shares be represented by proxy or present in person at the Annual Meeting. Stockholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. PROXIES SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN THEREIN. WHERE NO INSTRUCTIONS ARE INDICATED, SIGNED PROXY CARDS WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN THIS PROXY STATEMENT, FOR THE AMENDMENT TO THE 1993 INCENTIVE STOCK OPTION PLAN AND FOR THE RATIFICATION OF INDEPENDENT AUDITORS.

         Other than the matters listed on the attached Notice of Annual Meeting of Stockholders, the Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

         A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote personally at the Annual Meeting.

         The cost of solicitation of proxies on behalf of the Board will be borne by the Company. In addition to the solicitation of proxies by mail, D. F. King & Co., Inc., a proxy solicitation firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee of $3,500, plus out-of-pocket expenses. Proxies may also be solicited personally or by telephone or telecopier by directors, officers and employees of the Company and its subsidiary, First Bank of Florida (the "Bank"), without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send the proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

VOTING SECURITIES

         The securities which may be voted at the Annual Meeting consist of shares of Common Stock with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting.
There is no cumulative voting for the election of directors.

         The close of business on November 25, 1996 has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of stockholders of record entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 5,069,097 shares.

         As provided in the Company's Certificate of Incorporation, recordholders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to vote in respect of the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit to supply information to the Company to enable the Board to implement and apply the Limit.

         The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting shares in excess of the Limit pursuant to the Company's Certificate of Incorporation) is necessary to constitute a quorum at the Annual Meeting. In the event there are not sufficient votes for a quorum or to approve or ratify a proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned to permit the further solicitation of proxies.

         As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote for the election of the nominees proposed by the Board, or to withhold authority to vote for one or more of the nominees being proposed. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, directors are elected by a plurality of shares voted, without regard to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

         As to the matter being proposed for stockholder approval set forth in Proposal 2, the proxy card being provided by the Board of Directors enables a stockholder to check the appropriate box on the proxy card to (i) vote "FOR" the item, (ii) vote "AGAINST" the item, or (iii) "ABSTAIN" from voting on such item. An affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote is required to constitute stockholder approval of this proposal. Shares as to which the "ABSTAIN" box has been selected on the proxy card with respect to Proposal 2 will be counted as present and entitled to vote and will have the effect of a vote against the matter. Shares underlying broker non-votes or in excess of the Limit will not be counted as present and entitled to vote and therefore will have no effect on the vote on Proposal 2.

         As to the ratification of Deloitte & Touche LLP as independent auditors of the Company and all other matters that may properly come before the Annual Meeting, by checking the appropriate box, a stockholder may: (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or (iii) "ABSTAIN" with respect to the item. All such matters shall be determined by a majority of the votes cast, without regard to either (a) broker non-votes or (b) proxies marked "ABSTAIN" as to that matter.

         Proxies solicited hereby will be returned to Chase Mellon Shareholder Services and will be tabulated by inspectors of election designated by the Board, who will not be employed by, or a director of, the Company or any of its affiliates. After the final adjournment of the Annual Meeting, the proxies will be returned to the Board for safekeeping.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information as to those persons who have disclosed in certain reports filed with the Company and with the Securities and Exchange Commission (the "SEC") in accordance with Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, as amended, ("Exchange Act") beneficial ownership of more than 5% of the Company's outstanding shares of Common Stock on the Record Date. Other than those persons listed below, the Company is not aware of any person or group, as that term is defined in Section 13(d)(3) of the Exchange Act, that owns more than 5% of the Company's outstanding Common Stock as of the Record Date.

                                  Name and  Address                                Number of         Percent of
Title of Class                   of Beneficial Owner                                Shares             Class
--------------                   -------------------                                ------             -----
Common Stock              First Federal Savings and Loan                           384,215              7.58%
                          Association of the Palm Beaches
                          Employee Stock Ownership
                          Plan ("ESOP")(1)
                          215 South Olive Avenue
                          West Palm Beach, FL  33401

----------------
(1) Marine Midland Bank, as the trustee for the ESOP ("ESOP Trustee"), must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. As of the Record Date, 154,265 shares of Common Stock in the ESOP are held in the participants' allocated accounts. Each participant will be deemed to have one share of Common Stock in the ESOP allocated to him or her for the purpose of providing the ESOP Trustee with voting instructions. Under the ESOP, unallocated shares held in the suspense account will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). T. R. Moffett, Fred A. Greene, Louis O. Davis, Jr. and R. Randy Guemple administer the ESOP as a committee, and have no voting or investment power over shares of Common Stock held in the ESOP.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires directors, executive officers and 10% beneficial owners of the Company's Common Stock to file reports concerning their ownership of Common Stock. During fiscal year ending 1996, all stock ownership reports required to be filed by reporting persons of the Company were timely filed, except one report relating to one transaction for each of Messrs. Moffett, Miller and Greene which were inadvertently reported on an incorrect form.

                     PROPOSALS TO BE VOTED ON AT THE MEETING

                        PROPOSAL 1. ELECTION OF DIRECTORS


         At its August 20, 1996 meeting the Board of Directors approved a motion to increase the number of members serving on the Board of Directors of the Company from six to eight. All the members of the Board of Directors of the Company also presently serve as directors of the Bank. Directors are elected into one of three classes, which have staggered terms of three years each with a term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

         The nominees proposed for election at the Annual Meeting are Louis O. Davis, Jr., Fred A. Greene, and Daniel O. Sokoloff, M.D. for terms of three years each; and Holly W. Hadley, M.D. for a one-year term. The nominees for directors are not being proposed for election pursuant to any agreement or understanding between any person and the Company.

         In the event that any of the nominees are unable to serve or decline to serve for any reason, the proxies will be voted for the election of such other person as may be designated by the current Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve. UNLESS AUTHORITY TO VOTE FOR THE NOMINEE IS WITHHELD, THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD, IF EXECUTED AND RETURNED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES PROPOSED BY THE BOARD OF DIRECTORS.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.


INFORMATION WITH RESPECT TO THE NOMINEES, CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth, as of November 25, 1996, the names of the nominees and the continuing directors and executive officers of the Company, their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each became a director, and the year in which their terms (or in the case of the nominees, their proposed terms) as directors of the Company expire. The table also sets forth the amount of Common Stock and the percentage of outstanding Common Stock of the Company beneficially owned by each director and executive officer and by all directors and executive officers as a group as of November 25, 1996.

                                                                                               SHARES OF
                                                                         EXPIRATION OF       COMMON STOCK        OWNERSHIP AS
 NAME AND PRINCIPAL OCCUPATION AT                     DIRECTOR             TERM AS           BENEFICIALLY        A PERCENT OF
PRESENT AND FOR THE PAST FIVE YEARS          AGE      SINCE(1)             DIRECTOR              OWNED              CLASS
-----------------------------------          ---      ---------            --------              -----              -----
NOMINEES
Louis O. Davis, Jr.                          50          1994                2000              83,541(3)            1.65%
   President and Chief Executive Officer
   of the Company and the Bank
   from 1994 to present;
   Executive Vice President of the
   Company and the Bank from
   1991 to 1994; Chief Operating Officer
   of the Bank from 1991 to 1994;
   Senior Vice President of the
   Bank from 1981 to 1991 (2).
Fred A. Greene                               65          1984                 2000             47,881(4)               *
   Chairman of the Board (since 1986),
   President and Chief Executive Officer,
   Gee & Jenson Engineers, Architects &
   Planners, Inc. from 1990 to present.

Holly W. Hadley, M.D.                        45          1996                1998              18,550(5)               *
   Family Practice
   West Palm Beach, Florida
   from 1990 to present

Daniel O. Sokoloff, M.D.                     45          1996                2000              18,550(6)               *
   Dermatology
   West Palm Beach, Florida
   from 1982 to present.


CONTINUING  DIRECTORS

William W. Lynch                             70          1989                1999              41,681(7)               *
   Chairman of the Board of the
   Company and the Bank  from
   1994 to present; President and
   Chief Executive Officer of the
   Company from 1993 to 1994; President
   and Chief Executive Officer of the
   Bank from 1989 to 1994; Executive
   Vice President of the Bank from 1966
   to 1989.

Edward M. Eissey                             68          1976                1998              27,066(8)               *
   Vice  Chairman of the Board of the
   Company and the Bank from 1994 to
   present; Chairman of the Board of
   the Bank from 1987 to 1994; President,
   Palm Beach Community College from
   1978 to present.

                                                                                               SHARES OF
                                                                         EXPIRATION OF       COMMON STOCK        OWNERSHIP AS
 NAME AND PRINCIPAL OCCUPATION AT                     DIRECTOR             TERM AS           BENEFICIALLY        A PERCENT OF
PRESENT AND FOR THE PAST FIVE YEARS          AGE      SINCE(1)             DIRECTOR              OWNED              CLASS
-----------------------------------          ---      ---------            --------              -----              -----

Robert P. Miller                             57          1977                1999            35,361(9)(10)            *
   Insurance Agent,
   State Farm Insurance
   Company, Delray Beach, Florida
   from 1968 to present.

T. R. Moffett                                69          1977                1998            36,632(9)(12)            *
   Vice Chairman of the Board of the
   Bank from 1987 to 1994; Vice
   President of Florida Power & Light
   Company - Eastern Division, from
   1978 to 1991, retired since 1991(11).


Named Executive Officers
(who are not directors)

R. Randy Guemple                             45           --                  --              26,967(14)              *
   Executive Vice President and Chief
   Operating Officer of the
   Company and the Bank from
   July 1996 to present;
   Senior Vice President,
   Treasurer, and Chief Financial
   Officer of the Company and the
   Bank from 1992 to present;
   Treasurer of First Bank of
   Florida Mortgage Corporation
   (formerly First Federal
   Mortgage Corporation) and The
   Big First, Inc. from 1993 to
   present; Treasurer of First
   Corporate Center, Inc. from
   1995 to present; Treasurer of
   Retail Investment Corp., Inc.
   from 1994 to present; Vice
   President and Chief Financial
   Officer of The First F.A.,
   Orlando, Florida from 1982
   to 1992(13).


John M. Ahrenholz                            42           --                  --              19,957(16)              *
   Senior Vice President of Lending
   Division of the Bank from 1994 to
   present; Senior Vice
   President of Mortgage
   Department of the Bank from
   1983 to 1994; Vice President of
   Mortgage Department of the
   Bank from 1982 to 1983;
   President of First Bank of
   Florida Mortgage Corporation  from
   1984 to present; President of The Big
   First, Inc. from 1985 to present (15).

                                                                                             Shares of
  OTHER EXECUTIVE OFFICERS                                             Expiration of         Common Stock      Ownership As
(WHO ARE NOT DIRECTORS OR NAMED                      Director          Term as               Beneficially      a Percent of
EXECUTIVE OFFICERS)                          Age     Since (1)         Director              Owned             Class
                                             ---     ---------         --------              -----             -----

John A. Rudy                                 56      --                --                    30,022 (18)       *
   Senior Vice President and
   Investment Officer of the Bank
   from 1991 to present;
   Vice President and Investment
   Officer of the Bank from 1983 to
   1991; Vice President of First Bank
   of Florida Mortgage Corporation
   from 1994 to present(17).

John C. Trammel                              39      --                --                    35,209 (20)       *
   Senior Vice President and
   Corporate Secretary of the Company
   and the Bank from
   1993 to present;
   Vice President and
   Corporate Secretary of
   the Bank from
   1991 to 1992; Vice President
   and Branch Manager of the
   Bank from 1981 to 1992;
   Secretary of First Bank of
   Florida Mortgage
   Corporation and The Big First Inc.
   from 1993 to present; Secretary of
   Retail Investment Corp., Inc. from
   1994 to present (19).

   All directors and executive officers                                                    (371,374)(21)     7.33%
   as a group (12 persons)

-------------------------------
*Does not exceed 1.0% of the
Company's outstanding Common Stock.

(1) Includes years of service as a director of the Bank prior to formation of the Company.
(2) Mr. Davis is also a director of Retail Investment Corp., Inc. and First Corporate Center, Inc., subsidiaries of the Bank.
(3) Mr. Davis possesses sole voting power as to 31,526 shares which includes 4,493 shares held in trust under the Bank's ESOP. Mr. Davis possesses sole investment power as to 27,033 shares and shares voting and investment power as to 16,681 shares held by the Pension Plan as a member of the Pension Plan Committee. Includes 35,334 currently exercisable options to purchase the Company's Common Stock granted pursuant to the Company's 1993 Incentive Stock Option Plan.
(4) Mr. Greene possesses sole voting and investment power as to 8,974 shares. Mr. Greene shares voting and investment power as to 16,681 shares held by the Pension Plan as a member of the Pension Plan Committee. Also includes 22,226 shares of an original 26,500 options to purchase the Company's Common Stock granted under the Company's 1993 Stock Option Plan for Outside Directors, all of which became exercisable upon the date of grant.
(5) Dr. Hadley possesses sole voting power as to 5,300 shares awarded pursuant to the Bank's Recognition and Retention Plan for Outside Directors, which will vest at a rate of 33 1/3%, each year, commencing September 17, 1997. Includes 13,250 currently exercisable options to purchase the Company's Common Stock granted to the Company's 1993 Stock Option Plan for Outside Directors.
(6) Dr. Sokoloff possesses sole voting power as to 5,300 shares awarded pursuant to the Bank's Recognition and Retention Plan for Outside Directors, which will vest at a rate of 33 1/3%, each year, commencing September 17, 1997. Includes 13,250 currently exercisable options to purchase the Company's Common Stock granted to the Company's 1993 Stock Option Plan for Outside Directors.
(7) Mr. Lynch possesses sole voting and investment power as to 25,000 shares. Mr. Lynch shares voting and investment power as to 16,681 shares held by the Pension Plan as a member of the Pension Plan Committee.
(8) Dr. Eissey possesses sole voting and investment power as to 7,066 shares. Also includes 20,000 options of an original 26,500 options granted pursuant to the Company's 1993 Stock Option Plan for Outside Directors, all of which became exercisable upon the date of grant.
(9) Includes 26,500 options to purchase the Company's Common Stock granted pursuant to the Company's 1993 Stock Option Plan for Outside Directors, all of which became exercisable upon the date of grant.
(10) Mr. Miller possesses sole voting and investment power as to 8,861 shares.
(11) Mr. Moffett resigned as director of Acordia of South Florida, Inc. in February 1996.
(12) Mr. Moffett possesses sole voting and investment power as to 10,132 shares.
(13) Mr. Guemple is a director of The Big First, Inc., First Bank of Florida Mortgage Corporation, First Corporate Center, Inc., and Retail Investment Corp, Inc., all of which are subsidiaries of the Bank. The First, F.A. was a mutual savings and loan with assets exceeding $1.0 billion for which Mr. Guemple handled all finances.
(14) Mr. Guemple possesses sole voting power as to 8,067 shares, which include 2,252 shares held in trust under the Bank's ESOP. Mr. Guemple possesses sole investment power as to 5,815 shares. Includes 18,900 currently exercisable options to purchase the Company's Common Stock granted pursuant to the Company's 1993 Incentive Stock Option Plan.
(15) Mr. Ahrenholz is a director of The Big First, Inc. and First Bank of Florida Mortgage Corporation, subsidiaries of the Bank.
(16) Mr. Ahrenholz possesses sole voting power as to 4,157 shares which includes 3,047 shares held in trust under the Bank's ESOP. Mr. Ahrenholz also possesses sole investment power as to 10 shares held in the Bank's Employee Stock Purchase Program (a non-qualified payroll savings plan) and 1,000 shares held directly. Includes 15,900 currently exercisable options to purchase the Company's Common Stock granted pursuant to the Company's 1993 Incentive Stock Option Plan.
(17)     Mr. Rudy is director of First Bank of Florida Mortgage Corporation.
(18) Mr. Rudy possesses sole voting power as to 14,122 shares which includes 2,914 shares held in trust under the Bank's ESOP, 2,000 shares held indirectly, and 219 shares held in the Bank's Employee Stock Purchase Program (a non-qualified payroll savings plan). Includes 15,900 currently exercisable options to purchase the Company's Common Stock granted pursuant to the Company's 1993 Incentive Stock Option Plan.
(19) Mr. Trammel is a director of The Big First, Inc. First Bank of Florida Mortgage Corporation and First Corporate Center, Inc., all of which are subsidiaries of the Bank.

(20) Mr. Trammel possesses sole voting and investment power as to 3,204 shares. Mr. Trammel also possesses sole voting power as to 1,924 shares held in trust under the Bank's ESOP. Mr. Trammel shares voting and investment power as to 16,681 shares held by the Pension Plan as a member of the Pension Plan Committee. Includes 13,400 currently exercisable options to purchase the Company's Common Stock granted pursuant to the Company's 1993 Incentive Stock Option Plan.
(21) Includes a total of 121,726 exercisable options granted to Drs. Eissey, Hadley and Sokoloff, and Messrs. Moffett, Miller, and Greene pursuant to the Company's 1993 Incentive Stock Option Plan for Outside Directors and 99,434 exercisable options granted to Messrs. Davis, Guemple, Ahrenholz, Trammel, and Rudy pursuant to the Company's 1993 Incentive Stock Option Plan.

MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

         The Board of Directors of the Company conducts its business through meetings of the Board and meetings of its committees. The Board of Directors of the Company meets monthly and may have additional meetings as needed. During fiscal 1996, the Board of Directors of the Company met 12 times. All of the directors of the Company attended at least 75% of the total number of meetings of the Company's Board of Directors and of all committees on which they served during fiscal 1996. The Board of Directors of the Company maintains committees, the nature and composition of which are described below.

         AUDIT COMMITTEE. The Audit Committee of the Company consists of Dr. Eissey and Messrs. Miller and Moffett, all of whom are outside directors. This committee meets on a quarterly basis. Its duties include (1) recommending the selection of an independent auditor; (2) reviewing the scope of the audit to be conducted by the auditor, as well as the results of its audit, and (3) reviewing the organization and scope of the Company's and the Bank's internal system of audit and financial controls. The Audit Committee met four times during fiscal 1996.

         NOMINATING COMMITTEE. The Company's Nominating Committee for the January 21, 1997 Annual Meeting consisted of Dr. Eissey, and Messrs. Lynch, Moffett, and Miller. The Committee considers and recommends the nominees for Director to stand for election at the Company's annual meeting of stockholders. The Company's Certificate of Incorporation and Bylaws provide for stockholder nominations of Directors. These provisions require such nominations to be made pursuant to timely notice in writing to the Secretary of the Company. The stockholder's Notice of Nomination must contain all information relating to the nominee which is required to be disclosed by the Company's Bylaws and by the Exchange Act (see "Additional Information - Notice of Business to Be Conducted at an Annual Meeting"). The Nominating Committee met once during fiscal 1996.

         COMPENSATION COMMITTEE. The Board of Directors of the Company renamed the members of the Compensation Committee of the Company at the September 1996 Board meeting. The Company's Compensation Committee consists of Messrs. Moffett and Greene who are non-employee directors of the Company. The duties of this committee include establishing and reviewing the Company's compensation programs. During fiscal 1996, the committee met once with respect to review and pre-approval of option grants to newly elected directors (see "Executive Compensation" below).

DIRECTORS' COMPENSATION

         DIRECTORS' FEES. Directors of the Company do not receive any fees or retainers for serving on the Company's Board of Directors. Directors of the Bank receive an annual retainer from the Bank as directors' fees for services to the Bank. For fiscal 1996, the directors of the Bank received a retainer of $23,500. Additional fees are not paid for attendance at board or committee meetings. Directors cannot be absent from more than three consecutive regular Board meetings, unless such absences are excused by the entire Board.

         DIRECTORS' OPTION PLAN. The Company adopted the 1993 Stock Option Plan for Outside Directors for all directors and directors emeriti who are not also employees of the Company or the Bank. This Stock Option Plan was ratified by the stockholders of the Company at the Company's January 25, 1994 Annual Meeting.

         In 1996, the Board of Directors amended the Stock Option Plan to reduce the size of initial option awards to outside directors from 26,500 options to 13,250 options. Pursuant to the terms of the Stock Option Plan, as amended, upon election to the Board of Directors, Drs. Hadley and Sokoloff were each granted 13,250 options with an exercise price of $22.9375 which options are currently exercisable and expire on September 17, 2006.

BANK RECOGNITION AND RETENTION PLAN FOR OUTSIDE DIRECTORS. The Bank has established the First Federal Saving and Loan Association of the Palm Beaches Recognition and Retention Plan for Outside Directors (the "DRP") as a method of providing directors and directors emeriti with a proprietary interest in the Company to encourage them to continue to serve the Company and the Bank. The DRP was ratified by the stockholders of the company at the Company's January 25, 1994 Annual Meeting.

         OTHER ARRANGEMENTS. The Bank engaged the services of Mr. Lynch to provide advice and consultation to the Bank as set forth in a Consulting Agreement effective as of August 1, 1994. The Bank compensated Mr. Lynch $20,667 for consulting services during fiscal 1996. The Consulting Agreement is renewable annually for additional one year terms upon mutual written agreement of Mr. Lynch and the Board of Directors of the Bank.

EXECUTIVE COMPENSATION

         The Compensation Committee Report on Executive Compensation and the Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION. The Compensation Committee of the Bank (the "Compensation Committee"), at the direction of the Board of Directors of the Bank, prepared the following report:

         Currently, the individuals serving as Chief Executive Officer and executive officers of the Company also serve as Chief Executive Officer and executive officers, respectively, of the Bank. At present, these officers are compensated for services rendered by them to the Bank, but not for services rendered by them to the Company. Therefore, the Compensation Committee determines the compensation of the Chief Executive Officer and the other executive officers of the Bank. The members of the Bank's Compensation Committee also serve as members of the Company's Compensation Committee and together form the Joint Compensation Committee for purposes of reviewing incentive stock option grants to officers and employees in conjunction with Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

         In fiscal 1996, the members of the Compensation Committee were Messrs. Moffett (Chairman) and Greene, both non-employee directors of the Bank. The Compensation Committee meets in July to review the Chief Executive Officer's compensation level and executive officer promotions. Also, the Compensation Committee meets in November of each year in order to determine changes in executive compensation effective January 1 of each year. The Compensation Committee met twice during fiscal 1996.

Compensation Policy

         The Compensation Committee develops and approves all of the policies under which compensation is paid or awarded to the Bank's executive officers. The Bank's compensation programs are aimed at linking compensation to sustained progress, growth and profitability of the Bank, and providing a competitive compensation program that will attract, retain, activate and reward qualified individuals as executive officers.

         The principal elements of the Bank's compensation program include base annual salary, grants of restricted stock under the Bank's Recognition and Retention Plan for Officers and Employees, and grants of stock options under the 1993 Incentive Stock Option Plan. The compensation package for executive officers, including the Chief Executive Officer of the Bank, also provides participation in the Bank's Pension Plan and Employee Stock Ownership Plan and awards of cash bonuses.

Base Annual Salary

         The Compensation Committee annually reviews the compensation levels for the Chief Executive Officer and other executive officers and considers the compensation practices of companies of comparable asset size and geographical location by reviewing salary surveys compiled by independent organizations. The Compensation Committee determined the base salaries for fiscal 1996 after reviewing the SNL Compensation Review of Thrift Institutions for 1995 (the "SNL Survey"), the Sheshunoff Bank Executive Survey, and peer group surveys positioned according to asset size and geographic location (collectively, the "Surveys"). A majority of the companies surveyed in the SNL Survey are included in the SNL Southeast Thrift Index shown in the Performance Graph. The Compensation Committee considered the performance of the Bank relative to the companies in the Surveys and compared the Committee's proposed salary adjustments (in terms of percentage change, dollar adjustment and promotion of the executive officer, if any) to prior year salaries paid by the Bank and by companies in the Surveys.

         In addition to reviewing the Surveys to evaluate salary adjustments for fiscal 1996, the Compensation Committee considered each executive officer's level of responsibility and performance in his or her position, including the individual's competency skill and experience. The Compensation Committee also considered the performance of the Bank relative to its peer group and the rise in the annual cost of living in determining base annual salary for fiscal 1996.

         For fiscal 1996, the Compensation Committee predominantly set base annual salaries for the Bank's executive officers in the median range of the salaries contained in the SNL Survey. Adjustments to base annual salary for fiscal 1996 ranged from a base salary increase of 4.0% to 13.2% for the Bank's executive officers, other than Mr. Guemple. Mr. Guemple received a 20.3% increase in base annual salary as a result of his July 1996 promotion from Chief Financial Officer to Executive Vice President and Chief Operating Officer. In instances in which an executive officer's salary was at or above the median salary level for executives in a similar position of responsibility in other companies as shown in the Surveys, the base salary increase was determined by the executive officer's performance and contribution to the overall profitability of the Bank. Base salary increases of 5% or more were generally limited to executive officers whose base salary was below the median salary shown in the Surveys. The base annual salaries paid to the five most senior executive officers (excluding the Chief Executive Officer) increased an average of 10.0% from base salaries paid to these officers in fiscal 1995.

Recognition and Retention Plan and Incentive Stock Option Plan

         After the Conversion of the Bank from a mutual savings and loan to a stock institution in 1993, the Bank discontinued its practice of offering an incentive compensation plan for officers of the Bank. In lieu of this plan, and as permitted by OTS regulations and upon approval by the stockholders of the Company, the Bank established the Recognition and Retention Plan for Officers and Employees and the 1993 Incentive Stock Option Plan. Stock grants available under these plans are aimed at aligning key employees' long-range interests with those of the stockholders by providing an opportunity for key employees to build, through the achievement of corporate goals, a meaningful stake in the Company by owning and retaining stock in the Company.

         The Compensation Committee exercises discretion with respect to the timing and amount of awards to be made under the Recognition and Retention Plan and the Incentive Stock Option Plan. In assessing whether to award stock options and restricted stock, the Compensation Committee focuses on the Bank's attainment of established corporate performance goals while keeping in mind the importance of ensuring that the Bank's executive compensation packages remain competitive in the thrift industry. The Compensation Committee also considered individual performance and the award practices of the Company's industry peers. For fiscal 1996, the Compensation Committee awarded 1,000 shares of Company Common Stock pursuant to the Recognition and Retention Plan to Linda Terrell resulting from her promotion from Vice President to Senior Vice President. The Compensation Committee also awarded 10,000 options each to Messrs. Davis and Guemple pursuant to the 1993 Incentive Stock Option Plan. The Compensation Committee determined that the stock option awards for fiscal 1996 are in the median range of award levels of the Bank's peers.

Cash Bonus Award

         The Compensation Committee also reviews the executive officer's performance and responsibility in light of the officer's level of salary for each reporting period to assess the payment of merit bonuses. In fiscal 1996, the Compensation Committee recommended the payment of cash bonuses to Messrs. Guemple, Ahrenholz and Rudy in the amount of $15,000, $15,000 and $7,500, respectively. The cash bonuses were given based upon exceptional performance by Messrs. Guemple, Ahrenholz and Rudy of their respective responsibilities that contributed to the sustained growth of the Bank for fiscal 1996.

Chief Executive Officer's Compensation

         The Chief Executive Officer's compensation, like that of other executive officers, is determined on the basis of an evaluation of the Bank's performance, compensation levels of institutions of comparable asset size and geographical location, and personal performance.

         The Compensation Committee concluded that Mr. Davis' annual salary was below the median salary level for chief executive officers of other companies shown in the Surveys. For fiscal 1996, Mr. Davis was paid a base annual salary of $236,802, including director fees. In July 1996, the Compensation Committee approved a 5.4% increase to base annual salary for Mr. Davis which is within the median range of the salaries contained in the SNL Survey.

         Mr. Davis became a Director of the Company and the Bank in January 1994. In July 1994, Mr. Davis was promoted to President and Chief Executive Officer of the Company and the Bank.

            JOINT COMPENSATION COMMITTEE OF THE BANK AND THE COMPANY

                            T. R. Moffett (Chairman)
                                 Fred A. Greene

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Non-employee directors Messrs. Moffett and Greene serve on the Joint Compensation Committee as directors of both the Bank and the Company. Mr. Moffett serves as chairman of the Compensation Committee.

                         FIRST PALM BEACH BANCORP, INC.
                            STOCK PRICE PERFORMANCE
                                   [GRAPH]


                                 PERIOD ENDING

                             09/29/93  05/05/94  12/09/94  07/17/95  02/23/96  09/30/96
                           ------------------------------------------------------------
FirstPalmBchBcrp-FL           100.0     113.15    107.63    164.06    145.37    162.16
All Nasdaq US Stocks          100.0      97.33     95.31    134.11    149.45    165.22
Nasdaq Bank Index             100.0     100.95     94.91    123.51    148.53    171.02
SNL Southeast Thrift          100.0     112.31    114.35    162.43    178.17    206.58

 . STOCK PERFORMANCE GRAPH. The following graph sets forth a periodic comparison of the cumulative total stockholder return on the Company's Common Stock during the period commencing on September 29, 1993 and ending September 30, 1996, with the cumulative total stockholder return during the same period, of companies in All NASDAQ US Stocks, the SNL Southeast Thrift Index and the NASDAQ Bank Index. The Company has selected the SNL Southeast Thrift Index as its peer group index. The Company selected this geographical index because most of the companies included are savings and loan institutions which converted from federally chartered mutual to federally chartered stock savings and loan associations.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*

                         First Palm Beach Bancorp, Inc.
                             All NASDAQ US Stocks**
                           SNL Southeast Thrift Index
                                NASDAQ Bank Index

                     September 29, 1993 - September 30, 1996

* Assumes an investment of $100 on September 29, 1993 in each of the Company's Common Stock, the stocks comprising All NASDAQ US Stocks, the stocks comprising the SNL Southeast Thrift Index and the stocks comprising the NASDAQ Bank Index. The total return for the Company's Common Stock and for each index assumes the reinvestment of dividends. The Company paid quarterly dividends on its Common Stock at the rate of $0.05 per share for the quarters ending from March 31, 1995 to September 30, 1995. Commencing with the quarter ended December 31, 1995, the Company began paying quarterly dividends on its Common Stock at a rate of $0.10 per share. Prior to the quarter ended March 31, 1995, the Company did not pay dividends on its Common Stock.

** All NASDAQ US Stocks track the aggregate price performance of equity securities of companies traded on the NASDAQ National Market System ("NASDAQ - NMS"). The Company's Common Stock is traded on the NASDAQ - NMS.

         SUMMARY COMPENSATION TABLE. The following table shows, for the fiscal years ending September 30, 1996, 1995 and 1994, the cash compensation paid by the Bank, as well as certain other compensation paid or accrued for those years, to all individuals serving as the Company's Chief Executive Officer and the highest paid executive officers (collectively, the "Named Executive Officers") of the Company or the Bank who received total salary and bonus in excess of $100,000 in fiscal year 1996. The Chief Executive Officer and the other executive officers of the Company do not receive compensation for services rendered as officers of the Company. All compensation received, therefore, by such executive officers is for services rendered as officers of the Bank, and all such compensation was paid by the Bank.



                                            ANNUAL COMPENSATION                                 LONG TERM COMPENSATION
                                            -------------------                                 ----------------------

                                                                                   AWARDS                  PAYOUTS
                                                                                   ------                  -------


                                                                 OTHER ANNUAL    RESTRICTED     OPTIONS/                 ALL OTHER
        NAME AND               FISCAL    SALARY       BONUS      COMPENSATION   STOCK AWARDS     SARS        LTIP      COMPENSATION
    PRINCIPAL POSITIONS        YEAR      ($)(2)       ($)           ($)(4)        ($)(5)        (#)(6)     PAYOUTS(7)     ($)(8)
-----------------------        ------    ------       -----      ------------   ------------    -------    ----------  ------------
Louis O. Davis, Jr. (1)        1996      236,803(3)      --        --             --           10,000      None         39,004
   President, Chief            1995      224,043         --        --             --           --          None         24,728
   Executive Officer           1994      163,333         --        --             --           --          None         16,959
   and Director

R. Randy Guemple (9)           1996      125,461       15,000      --             --           10,000      None         27,237
   Executive Vice              1995      104,385        5,000      --             24,313       --          None         16,132
   President, Treasurer1994              104,092         --        --             --           --          None           --
   and Chief Financial
   Officer

John Ahrenholz                 1996      107,307       15,000      --             --           --          None         25,498
   Senior Vice                 1995       99,169       10,000      --             --           --          None         15,751
   President and Chief 1994                           101,062      --             --           --          None         13,046
   Lending Officer

John Rudy                      1996       98,923        7,500      --             --           --          None         24,466
   Senior Vice                 1995       95,192        2,500      --             --           --          None         15,106
   President                   1994       96,651         --        --             --           --          None         12,217
   Investments


(1) Mr. Davis became a Director of the Company and the Bank in January 1994 and was promoted to President and Chief Executive Officer of the Company and the Bank effective July 8, 1994.
(2) Includes deferred compensation for the period January 1, 1993 through December 31, 1993 in an amount equal to ten percent of the salary earned for the fiscal year of the Named Executive Officer which was withheld and was paid on a calendar year basis. Effective January 1, 1994, officers may not defer any compensation.
(3)      Includes directors' fees of $23,500 for fiscal 1996.
(4) For fiscal years 1994, 1995 and 1996, there were no (a) perquisites over the lesser of $50,000 or 10% of the individual's salary and bonus for the fiscal year; (b) payments of above-market or preferential earnings on restricted stock, options, SARs or deferred compensation paid during the fiscal year; (c) payments of earnings on long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on Common Stock.

(5) On September 29, 1996, 7,067 shares of restricted stock granted under the Bank's Recognition and Retention Plan for Officers and Employees vested for Mr. Davis. On September 29, 1996, 2,120 shares of restricted stock granted under the Bank's Recognition and Retention Plan for Officers and Employees vested for Messrs. Guemple, Ahrenholz and Rudy. Dividends paid on the restricted shares are paid at the same rate as dividends paid on the Company's Common Stock generally, and are distributed to the participant upon vesting.
(6) Options granted under the 1993 Incentive Stock Option Plan which vest at a rate of 49% on July 15, 1997, 49% on July 15, 1998, and 2% on July 15, 1999 for Messrs. Davis and Guemple.
(7) For the fiscal years 1994, 1995 and 1996, the Bank had no long-term incentive plans in existence and therefore made no long-term awards or payouts.
(8) All Other Compensation for the Named Executive Officers in 1995 includes annual contributions by the Bank to the ESOP established on September 29, 1993. For fiscal 1996, the following allocations represent the dollar value of Common Stock allocated under the ESOP as of December 31, 1995 (the allocation date of Common Stock under the ESOP to the account of the Named Executive Officers): Mr. Davis, $39,004; Mr. Guemple, $27,237; Mr. Ahrenholz, $25,498; and Mr. Rudy,
         $24,466. The Bank's contributions to the ESOP for calendar year 1996 have not yet been determined.
(9) Mr. Guemple was promoted to Executive Vice President and Chief Operating Officer of the Company and the Bank effective July 1, 1996.

         EMPLOYMENT AGREEMENTS. The Bank and the Company entered into employment agreements with Messrs. Davis and Guemple. These agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of these officers.

         The employment agreements with the Bank and the Company have a three-year term for each of Messrs. Davis and Guemple. Commencing on the first anniversary date and continuing each anniversary date thereafter, the respective Boards of Directors may extend either or both the agreements for an additional year such that the remaining terms are three years unless written notice of non-renewal is given by the Board of Directors after conducting a performance evaluation of the officer. The respective Boards of Directors have extended Messrs. Davis's and Guemple's employment agreements for an additional year by approved resolution at the September 19, 1996 Board of Directors Meeting. The agreements provide that the benefit payment of base salary be calculated on a calendar year basis, and review of the base salary of each respective executive officer to be performed annually. The 1997 total calendar year base salaries of Messrs. Davis and Guemple are $250,000 and $160,000, respectively. In addition to the base salary, the agreements provide for, among other things, disability pay, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The agreements provide for termination of the executive officer's employment by the Bank or the Company for cause at any time. In the event the Bank or the Company choose to terminate the executive's employment for reasons other than for cause, or in the event of the executive's resignation from the Bank and the Company upon (i) failure to re-elect the executive to his current offices, (ii) a material change in the executive's functions, duties or responsibilities or relocation of his principal place of employment, (iii) liquidation or dissolution of the Bank or the Company or (iv) a breach of the agreement by the Bank or the Company, the executive or, in the event of death, his beneficiary, would be entitled to receive an amount equal to the remaining payments, including base salary, bonuses and other payments, and any health benefits due under the remaining term of the agreement.

         If termination, voluntary or involuntary, follows a change in control of the Bank or the Company, the executive or, in the event of death, his beneficiary, would be entitled to a severance payment equal to the greater of the remaining payments under the agreement or three times his average annual compensation over the past five years set forth in the employment agreement with the Bank or the Company. The Bank or the Company would also continue the executive's life, health, and disability coverage for the remaining unexpired term of the agreement. For purposes of determining whether a change in control under the agreements has occurred, the respective Boards of Directors will apply the definition of change in control as set forth by the Office of Thrift Supervision ("OTS") on the date of execution and in so doing the applicable Board of Directors will interpret such definition. Presently, the OTS' definition of "control" is set forth in 12 C.F.R. sec. 574.4 of the Rules and Regulations of the Office of Thrift Supervision. This definition includes certain conclusive control determinations and rebuttable control determinations. The conclusive control determinations include that an acquiror has acquired control of a company if it: (i) acquires more than 25 percent of any class of voting stock of the company; (ii) acquires irrevocable proxies representing more than 25 percent of any class of voting stock of the company;
(iii) acquires any combination of voting stock and irrevocable proxies representing more than 25 percent of any class of voting stock of a savings association; (iv) controls in any manner the election of a majority of the directors or trustees of the company; (v) is a general partner of the company;
(vi) has contributed more than 25 percent of the capital of the company; or
(vii) is a trustee of a trust.

         In the event of a change of control, based upon the current calendar year base salary and bonus, Messrs. Davis and Guemple would receive approximately $750,000 and $525,000, respectively, in severance payments in addition to other cash and noncash benefits provided for under the agreements.

         Payments to each officer under the Bank's agreements will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. Payments and benefits under the employment agreements, made contingent upon a change in control, if they would constitute an excess parachute payment under
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") would be reduced to $1.00 less than the excess parachute amount.

         CHANGE OF CONTROL AGREEMENT. The Bank and the Company entered into a Change of Control Agreement ("COC") effective September 29, 1993 with Messrs. Ahrenholz and Rudy. This agreement is intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base upon a Change of Control of the Bank and the Company.

         The COC has a three-year term. Commencing on the first anniversary date of the COC and continuing on each anniversary thereafter, the COC may be renewed by the respective Boards of Directors for an additional year so that the remaining term shall be three years. The COC provides that at any time following a change in control of the Company or the Association, if the Company or the Bank terminates the officer's employment for any reason other than cause, or if the officer terminates his employment following the officer's demotion, loss of title, office or significant authority, a reduction in the officer's compensation, or relocation of the officer's principal place of employment more than 30 miles, the officer, or, in the event of death, his beneficiary, would be entitled to receive a severance payment equal to three times the officer's annual salary at that time. The applicable Board of Directors will interpret the definition of "change in control" as set forth by the OTS on the date of execution. The current calendar year base salary and bonus for Messrs. Ahrenholz and Rudy is $125,000 and $107,500 for the calendar year, respectively. If a change in control occurs, based upon his current base salary and bonus, Messrs. Ahrenholz and Rudy would receive approximately $375,000 and $322,500, respectively, in severance payments in addition to other cash and noncash benefits provided for under the COC. Payments under the COC will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank.

         Payments and benefits resulting under the COC upon a change in control, if they would constitute an excess parachute payment under Section 280G of the Code would be reduced to $1.00 less than the excess parachute amount.

         STOCK OPTION PLAN. On September 29, 1993, the Company established the 1993 Incentive Stock Option Plan for Officers and Employees. The following table lists all grants of options (and Limited Rights) to Named Executive Officers under the 1993 Incentive Stock Option Plan for Officers and Employees during fiscal 1996 and contains certain information about the potential value of those options based upon certain assumptions as to the appreciation of the Company's Common Stock over the life of the option.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                                                                                ANNUAL RATES
                                                                                               OF STOCK PRICE
                                                                                              APPRECIATION FOR
                                       INDIVIDUAL GRANTS                                           OPTIONS (1)
-------------------------------------------------------------------------------------------------------------


                          NUMBER OF     % OF TOTAL
                         SECURITIE      OPTIONS/SARS
                         UNDERLYING      GRANTED TO        PER SHARE
                        OPTIONS SARS    EMPLOYEES IN    EXERCISE PRICE      EXPIRATION
                          GRANTED (2)    FISCAL YEAR    ($/SH)(3)(4)(5)       DATE (6)         5%        10%
                          -------       ------------    ---------------    -------------    --------    -----

Louis O. Davis, Jr.        10,000             50%           $20.125           7/15/2006     $126,586    $320,793

R. Randy Guemple           10,000             50%           $20.125           7/15/2006     $126,586    $320,793

(1) The amounts represent the assumed rates of appreciation reflected in the table only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.
(2) Options granted under the 1993 Incentive Stock Option Plan which vested at a rate of 49% on July 15, 1997, 49% on July 15, 1998, and 2% on July 15, 1999 for Messrs. Davis and Guemple.
(3) The purchase price may be made in whole or in part through the surrender of previously held shares of Common Stock.
(4) Under limited circumstances, such as death, disability or normal retirement of an employee, the employee (or his beneficiary) may request that the Company, in exchange for the employee's surrender of an option, pay to the employee (or beneficiary) the amount by which the fair market value of the Common Stock exceeds the exercise price of the option on the date of the employee's termination of employment. It is within the Company's discretion to accept or reject such a request.
(5) Options also include Limited Rights (similar to SARs) pursuant to which the options may be exercised in the event of a Change in Control of the Company. Limited Rights may be granted at the discretion of the Board of Directors at the time of grant of options with respect to all or some of the shares covered by the options. Upon the exercise of a Limited Right, the optionee would receive a cash payment equal to the difference between the exercise price of the related option on the date of grant and the fair market value of the underlying shares of Common Stock on the date the Limited Rights is exercised, multiplied by the number of shares with respect to which the Limited Rights are being exercised, multiplied by the number of shares with respect to which the Limited Rights are being exercised.
(6)      The option term is ten years from date of grant.

      STOCK OPTION PLAN. On September 29, 1993, the Company established the 1993 Incentive Stock Option Plan for Officers and Employees. The following table sets forth the number of shares of Common Stock acquired upon the exercise of options in fiscal year 1996, the value realized as a result of such exercises, and the number of shares represented by stock options (both exercisable and unexercisable), held by the Named Executive Officers as of September 30, 1996. Also reported are the values for "in-the-money" options which represent the difference between the exercise price of the stock options and the fiscal year-end price of the Common Stock.


               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES



                                                                                                  VALUE OF UNEXERCISED IN-THE-
                                                           NUMBER OF UNEXERCISED OPTIONS AT             MONEY OPTIONS AT
                         SHARES ACQUIRED      VALUE                 SEPTEMBER 30, 1996           SEPTEMBER 30, 1996 EXERCISABLE
        NAME                ON EXERCISE    REALIZED(1)         EXERCISABLE/UNEXERCISABLE (#)       /UNEXERCISABLE ($)(2)(3)
        ----                -----------    -----------         -----------------------------       ----------------------------
Louis O. Davis, Jr.             --               --                    35,334/10,000                   $472,592/$32,500

R. Randy Guemple                --               --                    18,900/10,000                   $252,788/$32,500

John M. Ahrenholz               --               --                    15,900/-0-                      $212,663/$0

John Rudy                       --               --                    15,900/-0-                      $212,663/$0


(1) Market value of underlying shares of Common Stock on exercise date minus the exercise or base price of $10.00 per share.
(2) The market value of underlying shares of Common Stock for exercisable options at fiscal year-end ($23.375 per share) minus the exercise or base price of $10.00 per share for exercisable options of Messrs. Davis, Guemple, Ahrenholz and Rudy, and unexercisable shares for Ahrenholz and Rudy.
(3) The market value of underlying shares of Common Stock for unexercisable options at fiscal year-end ($23.375 per share) minus the exercise or base price of $20.125 per share for unexercisable options for Messrs. Davis and Guemple.

      BANK RECOGNITION AND RETENTION PLAN FOR OFFICERS AND EMPLOYEES. The Bank has established the Recognition and Retention Plan for Officers and Employees (the "RRP") as a method of providing officers and employees in key management positions with a proprietary interest in the Company to encourage such officers and employees to remain employed with the Bank. Awards under the RRP ("Plan Share Awards") are made primarily to officers and key management employees in the form of shares of Common Stock which are held in trust until they vest.

      Plan Share Awards are nontransferable and nonassignable. The Plan Share Awards granted to the recipients vested in equal installments of 33 1/3% each year commencing on September 29, 1994. Plan Share Awards immediately vest upon termination of employment due to death, disability or retirement of the officer or employee, or following a change in the control of the Bank or the Company. When shares become vested and are distributed in accordance with the RRP, the recipients also receive amounts representing accumulated dividends (if any) declared and paid by the

Company on shares of Common Stock prior to vesting of the Plan Share Awards.

      Prior to vesting, recipients of Plan Share Awards may direct the voting of shares of Common Stock granted to them and held in the RRP Trust. Shares of Common Stock held by the RRP Trust which have not been earned are voted by the trustee in the same proportion as the awarded shares are voted in accordance with the directions given by the recipients.

      Vested shares are distributed to recipients as soon as practicable following the date on which they vest. When vested shares of Common Stock are distributed, the recipient is deemed to receive ordinary income equal to the fair market value of such shares at the date of distribution (provided such date is more than six months after the date of grant) and the Bank is currently allowed a commensurate compensation expense deduction for income tax purposes. Any unearned shares will be returned to the pool of RRP shares with respect to which additional Plan Share Awards may be granted. As of September 29, 1996, the RRP Trust held 1,968 shares in reserve for future awards. As of the Record Date all existing grants of Plan Share Awards have vested and have been distributed to participants except for 1,000 shares which will vest July 15, 1997.

      PENSION PLAN. The Bank maintains a non-contributory defined benefit plan ("Pension Plan"). The following table sets forth the estimated annual benefits payable upon retirement at age 65 in calendar year 1996, expressed in the form of an annual benefit for the final average salary and benefit service classifications specified. The Pension Plan covers compensation consisting of salary (including certain officer bonuses), directors fees and the amount taxable to employees due to group life insurance coverage. The benefits are paid out on a ten-year certain life annuity basis and such benefits are subject to minor deductions for Social Security.

                            PENSION PLAN TABLE(2)(3)

                                                        YEARS OF BENEFIT SERVICE AT
                                                           NORMAL RETIREMENT AGE
                     --------------------------------------------------------------------------------------------

  FINAL
AVERAGE
SALARY(1)                          15            20                 25               30               35
---------                     ------------- -------------     --------------    -------------    -----------

$ 75,000                   $  43,460        $ 47,310          $ 51,220          $ 55,160         $ 59,120

 100,000                      58,110          63,300            68,540            73,810           79,100

 150,000                      87,420          95,270           103,170           111,110          119,060

 200,000                     116,720         120,000           120,000           120,000          120,000

 250,000                     120,000         120,000           120,000           120,000          120,000

 300,000                     120,000         120,000           120,000           120,000          120,000



(1) The Compensation covered under the Pension Plan is the amount shown in the column entitled "Salary" in the Summary Compensation Table and does not include amounts shown in the column entitled "Bonus" in such table.
(2) The benefits listed in the table are subject to deductions for Social Security or other offset amounts.
(3)      The maximum annual benefit is $120,000 for the 1996 calendar year.


         The following table sets forth the credited years of service (i.e., benefit service) as of September 30, 1996 for each Named Executive Officer.


                                                              CREDITED SERVICE
                                                                   YEARS

Louis O. Davis, Jr                                                 18.5
R. Randy Guemple                                                    4.0
John M. Ahrenholz                                                  20.0
John Rudy                                                          13.3

TRANSACTIONS WITH CERTAIN RELATED PERSONS

         The Financial Institutions Reform, Recovery and Enforcement Act of 1989 requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.

All loans made by the Bank to its directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

           PROPOSAL 2. AMENDMENT OF THE FIRST PALM BEACH BANCORP, INC.
                        1993 INCENTIVE STOCK OPTION PLAN


         The Board of Directors has adopted an amendment ("Amendment 1") to the existing First Palm Beach Bancorp, Inc. 1993 Incentive Stock Option Plan (the "1993 Incentive Stock Option Plan") which authorizes an increase of 250,000 additional shares of Common Stock available for issuance upon exercise of options granted under the 1993 Incentive Stock Option Plan. The Board of Directors intends that the additional 250,000 shares be made available for issuance so that additional options may be granted under the 1993 Incentive Stock Option Plan to officers and employees as incentives for and to help attract and retain their services for the Company and the Company's subsidiaries. The 1993 Incentive Stock Option Plan is attached as Exhibit A and Amendment 1 thereto is attached as Exhibit B.

         The following is a summary of the material features of the 1993 Incentive Stock Option Plan which is qualified in its entirety by reference to the complete provisions of the 1993 Incentive Stock Option Plan.

         The 1993 Incentive Stock Option Plan authorizes the grant of (i) options to purchase Company Common Stock intended to qualify as incentive stock options under Section 422 of the Code (options which afford tax benefits to the recipients upon compliance with certain conditions and which do not result in tax deductions to the Company), (ii) options that do not so qualify (options which do not afford income tax benefits to recipients, but which may provide tax deductions to the Company) referred to as "non-statutory options" and (iii) Limited Rights (discussed below) which are exercisable only upon a change in control (as defined in the 1993 Incentive Stock Option Plan) of the Bank or the Company. Authorized but unissued shares or shares previously issued and required by the Company may be used to satisfy exercises of options under the 1993 Incentive Stock Option Plan.

         All such options are qualified as incentive stock options to the extent permitted under Section 422 of the Code. All options granted are exercisable on a vesting schedule determined by the Joint Compensation Committee from the date of grant, provided, however, that all options will be immediately exercisable in the event the optionee terminates employment due to death, disability or retirement, or in the event of a change of control of the Bank or the Company. The exercise price of all such options is 100% of the fair market value of the underlying Common Stock at the time of the grant. The exercise price may be paid in cash or Common Stock by the optionee.

         Options granted under the 1993 Incentive Stock Option Plan may only be granted to employees. In order to qualify as incentive stock options under
Section 422 of the Code, the exercise price must not be less than 100% of the fair market value on the date of grant. Incentive stock options granted to any person who is the beneficial owner of more than 10% of the outstanding voting stock may be exercised only for a period of five years from the date of grant and the exercise price at the time of grant must be at least equal to 110% of the fair market value of the underlying common stock on the date of grant. Except as provided below with respect to replacement options, not less than 100% of the fair market value of the Common Stock on the date the option is granted. Under the 1993 Stock Incentive Option Plan, the
Committee may issue replacement options in exchange for previously granted non-statutory options at exercise prices that may be less than the previous exercise price, but may not be less than 85% of the fair market value of the Common Stock on the date such replacement options are granted.

         An award of options under the 1993 Incentive Stock Option Plan is not transferable by the optionee other than by will or the laws of descent and distribution and may only be exercised during the optionee's lifetime by the optionee, or by a guardian or legal representative. With the consent of the Committee, an employee may designate a person or his or her estate as beneficiary of any stock option and Limited Right award to which the optionee would then be entitled, in the event of the death of the employee.

         Options granted under the 1993 Incentive Option Plan may be exercised at such times as the Committee determines, but in no event shall an option be exercisable more than ten years from the date of grant. Upon death, disability or retirement of the participant or upon a change in control of the Company or the Bank, all options previously granted automatically become exercisable.

         Incentive stock options granted in connection with the 1993 Incentive Stock Option Plan may not be exercisable more than three months after the date on which the optionee ceases to perform services for the Bank or the Company, except that in the event of death, disability, retirement or change in control, options may be exercisable for up to one year thereafter. If an optionee ceases to perform services for the Company or any affiliate due to retirement or a change in control, any incentive options exercised more than three months following the date of the optionee's retirement shall be treated as non-statutory stock options as described above. Unless determined otherwise by the Committee, non-statutory options may not be exercisable more than three months after the date on which the optionee ceases to perform services for the Bank or the Company, except that in the event of death, disability or retirement, options may be exercisable for up to one year thereafter. In the event of death, disability or normal retirement, the Committee, if requested by the employee, may elect, in exchange for the option, to pay the beneficiary in the event of death, the amount by which the fair market value of the Common Stock on the date of the employee's termination of employment exceeds the exercise price of the option. If an employee is terminated for cause, all incentive and non-statutory options and limited rights expire upon such employee's termination of employment.

         Upon exercise of "Limited Rights" in the event of a change in control of the Company, the optionee will be entitled to receive a lump sum cash payment equal to the difference between the exercise price of the related option and the fair market value of the shares of Common Stock subject to the option on the date of exercise of the Limited Right in lieu of purchasing the stock underlying the option.

         The Board of Directors may amend the 1993 Incentive Stock Option Plan in any respect, provided that, if stockholder approval is obtained at this Annual Meeting and it is determined to continue to qualify the Incentive Option Plan under 17 C.F.R. sec. 240.16b-3, stockholder approval is required for any amendment which (1) increases the maximum number of shares for which options may be granted under the 1993 Incentive Stock Option Plan, (2) reduces the exercise price at which options may be granted, (3) extends the period during which options may be granted or exercised beyond that originally prescribed or (4) changes the persons eligible to participate in the 1993 Incentive Stock Option Plan.

                An optionee will not be deemed to have recognized taxable income upon grant or exercise of any incentive stock option, provided that such shares are not disposed of by the optionee for at least one year after the date the shares are transferred in connection with the exercise of the option and two years after the date of grant of the option. No compensation deduction may be taken by the Company as a result of the grant or exercise of incentive stock options, assuming these holding periods are met. In the case of a non-statutory stock option or in the event shares received by exercise of an incentive stock option are disposed of prior to the satisfaction of the holding periods ("disqualifying disposition"), an optionee will be deemed to have received ordinary income upon exercise of the stock option in an amount equal to the amount by which the exercise price is exceeded by the fair market value of the Common Stock. In the event a non-statutory stock option is exercised during a period that would subject the optionee to liability under Section 16(b) of the Exchange Act (i.e. within six months of the date of grant), the optionee will not be deemed to have recognized income until such period of liability has expired unless the optionee makes a Section 83(b) election under the Code. The amount of any ordinary income deemed to have been received by an optionee upon the exercise of a non-statutory stock option or due to a disqualifying disposition will be a deductible expense of the Company for tax purposes. In the case of Limited Rights, upon exercise, the option holder would have to include the amount paid to him upon exercise in his gross income for federal income tax purposes in the year in which the payment is made and the Company would be entitled to a deduction for federal income tax purposes of the amount paid.

         The purpose of requesting stockholder approval of Amendment 1 is to permit certain options granted to be characterized as incentive stock options under Section 422 of the Code. Options granted under Amendment 1 will be effective notwithstanding the absence of stockholder approval. Absence of stockholder approval may result in the inability of the Company to continue its listing on the Nasdaq National Market.

         UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD, IF EXECUTED AND RETURNED, WILL BE VOTED FOR THE APPROVAL OF THE AMENDMENT TO THE 1993 INCENTIVE STOCK INCENTIVE OPTION PLAN.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF AMENDMENT 1 TO THE 1993 INCENTIVE STOCK OPTION PLAN.

                     PROPOSAL 3. RATIFICATION OF APPOINTMENT
                             OF INDEPENDENT AUDITORS


         The Company's independent auditors for the fiscal year ended September 30, 1996 were Deloitte & Touche LLP. The Company's Board of Directors has reappointed Deloitte & Touche LLP to continue as independent auditors for the Company for the fiscal year ending September 30, 1997, subject to ratification of such appointment by the stockholders.

         Representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the Annual Meeting.

         UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD WILL BE VOTED FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.


                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                       RATIFICATION OF THE APPOINTMENT OF
                    DELOITTE & TOUCHE LLP AS THE INDEPENDENT
                            AUDITORS OF THE COMPANY.


                             ADDITIONAL INFORMATION


STOCKHOLDER  PROPOSALS

To be considered for inclusion in the Company's proxy statement and form of proxy relating to the Annual Meeting of Stockholders to be held in 1998, a stockholder proposal must be received by the Secretary of the Company at the following address, no later than AUGUST 22, 1997. ATTN: CORPORATE SECRETARY, FIRST PALM BEACH BANCORP, INC., 215 SOUTH OLIVE AVENUE, WEST PALM BEACH, FL 33401. Any such proposal will be subject to 17 C.F.R. sec. 240.14a-8 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended.

NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING

The Bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an Annual Meeting. The stockholder must give written advance notice to the Secretary of the Company not less than 90 days before the date originally fixed for such meeting; provided, however, that in the event that less than 100 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which the Company's notice to stockholders of the date of the Annual Meeting was mailed or such public disclosure was made. The advance notice by stockholders must include the stockholder's name and address as they appear on the Company's record of stockholders, a brief description of the proposed business, the reason for conducting such business at the Annual Meeting, the class and number of shares of the Company's capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an Annual Meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

         The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

         Whether or not you intend to be present at the Annual Meeting, you are urged to return your proxy card promptly. If you are present at the meeting and wish to vote your shares in person, your proxy may be revoked by voting at the meeting.

         A COPY OF THE FORM 10-K (WITHOUT EXHIBITS) FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS OF RECORD UPON WRITTEN REQUEST TO FIRST PALM BEACH BANCORP, INC., ATTN: MR. JOHN C. TRAMMEL, SECRETARY, 215 SOUTH OLIVE AVENUE, WEST PALM BEACH, FLORIDA 33401-5685.

                                       By Order of the Board of Directors



                                       John C. Trammel
                                       Secretary
West Palm Beach, Florida
December 19, 1996


           YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.
             WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE
                    REQUESTED TO SIGN AND PROMPTLY RETURN THE
                     ACCOMPANYING PROXY CARD IN THE ENCLOSED
                             POSTAGE-PAID ENVELOPE.

                          DIRECTIONS TO ANNUAL MEETING


         Take I-95 North and get off at Exit #52 - Okeechobee East. Get into the left lane as soon as you can, as you will make a left turn into the Sheraton West Palm Beach Hotel immediately after going under the Australian Avenue overpass. The Annual Meeting will take place in the Polo Room.


                         Sheraton West Palm Beach Hotel
                            630 Clearwater Park Road
                            West Palm Beach, Florida
              (Corner of Okeechobee Boulevard & Australian Avenue)
                               Phone: 561/833-1234

                                                                       EXHIBIT A


                         FIRST PALM BEACH BANCORP, INC.
                        1993 INCENTIVE STOCK OPTION PLAN


1.    PURPOSE

           The purpose of the First Palm Beach Bancorp, Inc. (the "Holding Company") 1993 Incentive Stock Option Plan (the "Plan") is to advance the interests of the Holding Company and its shareholders by providing those key employees of the Holding Company and its Affiliates, including First Federal Savings and Loan Association of the Palm Beaches (the "Association"), upon whose judgment, initiative and efforts the successful conduct of the business of the Holding Company and its affiliates largely depends, with additional incentive to perform in a superior manner. A purpose of the Plan is also to attract people of experience and ability to the service of the Holding Company and its Affiliates.

2.    DEFINITIONS

           (a) "Affiliate" means (i) a member of a controlled group of corporations of which the Holding Company is a member of (ii) an unincorporated trade or business which is under common control with the Holding Company as determined in accordance with Section 414(c) of the Internal Revenue Code of 1986, as amended, (the "Code") and the regulations issued thereunder. For purposes hereof, a "controlled group of corporations" shall mean a controlled group of corporations as defined in Section 1563(a) of the Code determined without regard to Section 1563(a)(4) and (e)(3)(C).

           (b) "Award" means a grant of Non-statutory Stock Options, Incentive Stock Options, and/or Limited Rights under the provisions of this Plan.

           (c) "Board of Directors" or "Board" means the board of directors of the Holding Company.

           (d) "Change in Control" for purposes of this Plan, a "Change in Control" of the Association or Company shall mean an event of a nature that; (i) would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of the Association or the Company within the meaning of the Home Owners' Loan Act of 1933, as amended and the Rules and Regulations promulgated by the Office of Thrift Supervision ("OTS") (Or its predecessor agency), as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under the rules and regulations of the OTS, the Board shall substitute its judgement for hat of the OTS); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Section s 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Association or the

Company representing 20% or more of the Association's or the Company's outstanding securities except for any securities of the Association purchased by the Company in connection with the conversion of the Association to the stock form and any securities purchased by the Association's employee stock ownership plan and trust; or (B) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Association or the Company or similar transaction occurs in which the Association or Company is not the resulting entity.

           (e) "Committee" means a committee consisting of those members of the Executive Compensation Committee of the Association (until such time as the Holding Company has an Executive Compensation Committee) who are non-employee members of the Board of Directors, all of whom are "disinterested directors" as such term is defined" under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as promulgated by the Securities and Exchange Commission.

           (f) "Common Stock" means the Common Stock of the Holding Company, par value, $.01 per share.

           (g) "Date of Grant" means the date an Award granted by the Committee is effective pursuant to the terms hereof.

           (h) "Disability" means the permanent and total inability by reason of mental or physical infirmity, or both, of an employee to perform the work customarily assigned to him. Additionally, a medical doctor selected or approved by the Board of Directors must advise the Committee that it is either not possible to determine when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of said participant's lifetime.

           (i) "Fair Market Value" means, when used in connection with the Common Stock on a certain date, the average of the reported bid and ask price of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System (as published by The Wall Street Journal, if published) on such date or if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded thereon or the last previous date on which a sale is reported. For purposes of the grant of option sin the conversion of the Association, Fair Market Value shall mean the initial public offering price of the Common Stock which was $10.00 per share.

           (j) "Incentive Stock Option" means an Option granted by the Committee to a Participant, which Option is designed as an Incentive Stock Option pursuant to Section 8.

           (k) "Limited Right" means the right to receive an amount of case based upon the terms set forth in Section 9.

           (l) "Non-statutory Stock Option" means an Option granted by the Committee to a participant and which is not designated by the Committee as an Incentive Stock Option.

           (m) "Option" means Award granted under Section 7 or Section 8.

           (n) "Participant" means an employee of the Holding Company or its affiliates chosen by the Committee to participate in the Plan.

           (o) "Plan Year(s)" means a calendar year or years commencing on or after January 1, 1993.

           (p) "Retirement" with respect to an employee means termination of employment which constitutes normal, early, or late retirement as defined in the tax qualified defined benefit retirement plan maintained by the Association or by reaching age 65.

           (q) "Termination for Cause" means the termination upon an intentional failure to perform stated duties, breach of a fiduciary duty involving personal dishonesty, which results in material loss to the Holding Company or one of its affiliates or willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order which results in material loss to the Holding Company or one of its affiliates.

3.    ADMINISTRATION

           The Plan shall be administered by the Committee. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it sees necessary for the proper administration of the Plan and to make whatever determinations and interpretations in connection with the Plan it sees as necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants in the Plan and on their legal representatives and beneficiaries.

4.    TYPES OF AWARDS

           Awards under the Plan may be granted in any one or a combination of:

           (a)  Non-statutory Stock Options;
           (b)  Incentive Stock Options; and
           (c)  Limited Rights

as defined below in paragraphs 7 through 9 of the Plan.

5.    STOCK SUBJECT TO THE PLAN

           Subject to adjustment as provided in Section 13, the maximum number of shares reserved for purchase pursuant to the exercise of options granted under the Plan shall not exceed 343,500 shares of Common Stock of the Holding Company, par value $.01 per share, subject to adjustments pursuant to this
Section 5. These shares of Common Stock may be either authorized but unissued shares or shares previously issued and reacquired by the Holding Company. To the extent that option for Limited Rights are granted under the Plan, the shares underlying such options will be unavailable for future grants under the Plan except that, to the extent that options together with any related Limited Rights granted under the Plan terminate, expire or are cancelled without having been exercised (in the case of Limited Rights, exercised for cash) new awards may be made with respect to these shares.

6.    ELIGIBILITY

           Officers and other employees of the Holding Company or its affiliates shall be eligible to receive Incentive Stock Options, Non-statutory Stock Options and/or Limited Rights under the Plan. Directors who are not employees or officers of the Holding Company or its affiliates shall not be eligible to receive Awards under the Plan.

7.    NON-STATUTORY STOCK OPTIONS

           7.1    Grant of Non-statutory Stock Options.

           The Committee may, from time-to-time, grant Non-statutory Stock Options to eligible employees and, upon such terms and conditions as the Committee may determine, grant Non-statutory options in exchange for and upon surrender of previously granted Awards under this Plan. Non-statutory Stock Options granted under this Plan are subject to the following terms and conditions:

           (a) Price. The purchase price per share of Common Stock deliverable upon the exercise of each Non-statutory Stock Option shall be determined by the Committee on the date the option is granted. In general, such purchase price shall not be less than 100% of the Fair Market Value of the Holding Company's Common Stock on the Date of Grant. However the purchase price per share of Common Stock deliverable upon the exercise of each Non-statutory stock option granted in exchange for and upon surrender of previously granted awards shall be not less than 85% of the Fair Market Value of the Holding Company's Common Stock on the Date of the Grant, but in no event may the purchase price of any non-statutory stock option granted in exchange for and upon surrender of previously granted awards shall be not less than 85% of the Fair Market Value of the Holding Company's Common Stock on the Date of Grant, but in no event may the purchase price of any non-statutory stock option be less than the par value of the Common Stock. Shares may be purchased only upon full payment of the purchase price. Payment of the purchase price may be made, in whole or in part, through the surrender of shares of the Common Stock of the Holding Company at the Fair Market Value of such shares on the date of surrender determined in the manner described in Section 1(i).

           (b) Terms of Options. The term during which each Non-statutory Stock Option may be exercised shall be determined by the Committee, but in no event shall a Non-statutory Stock Option be exercisable in whole or in part more than 10 years from the Date of Grant. The Committee shall determine the date on which each Non-statutory Stock Option shall become exercisable and may provide that a Non-statutory Stock Option shall become exercisable in installments. The shares comprising each installment may be purchased in whole or in part at any time after such installment becomes purchasable. The Committee may, in its sole discretion, accelerate the time at which any Non-statutory Stock Option may be exercised in whole or in part. Notwithstanding the above, in the event of a Change in Control of the Holding Company, all Non-statutory Stock Options shall become immediately exercisable.

           (c) Termination of Employment. Unless otherwise determined by the Committee at the time a Stock Option is granted, upon the termination of a Participant's service for any reason other than Disability, Normal Retirement, death or Termination for Cause, the Participant's Non-statutory Stock Options shall be exercisable only as to those shares which were immediately purchasable by the Participant at the date of termination and only for a period of three months following termination. Notwithstanding any provision set forth herein nor contained in any Agreement relating to the award of a Stock Option, in the event of Termination for Cause, all rights under the Participant's Non-statutory Stock Options shall expire upon termination. Unless otherwise determined by the Committee at the time a Stock Option is granted, in the event of the death, Disability or Normal Retirement of any Participant, all Non-statutory Stock Options held by the Participant, whether or not exercisable at such time, shall be exercisable by the Participant or his legal representatives or beneficiaries of the Participant for one year or such longer period as determined by the Committee following the date of the Participant's death, Normal Retirement or cessation of employment due to Disability, provided that in no event shall the period extend beyond the expiration of the Non-statutory Stock Option term.

8.    INCENTIVE STOCK OPTIONS

           8.1  Grant of Incentive Stock Options.

           The Committee may, from time-to-time, grant Incentive Stock Options to eligible employees. Incentive Stock Options granted pursuant to the Plan shall be subject to the following terms and conditions:

           (a) Price. The purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Holding Company's Common Stock on the Date of Grant. However, if a Participant owns stock possessing more than 10% of the total combined voting power of all classes of Common Stock of the Holding Company, the purchase price per share of Common Stock deliverable upon the exercise of each

Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Holding Company's Common Stock on the Date of Grant.

Shares may be purchased only upon payment of the full purchase price. Payment of the purchase price may be made, in whole or in part, through the surrender of shares of the Common Stock of the Holding Company at the Fair Market Value of such shares on the date of surrender determined in the manner described in
Section 1(i).

           (b) Amounts of Options. Incentive Stock Options may be granted to any eligible employee in such amounts as determined by the Committee. In the case of an option intended to qualify as an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time the option is granted) of the Common Stock with respect to which Incentive Stock Options granted are exercisable for the first time by the Participant during any calendar year (under all plans of the Participant's employer corporation and its parent and subsidiary corporations) shall not exceed $100,000. The provisions of this Section 8.1(b) shall be construed and applied in accordance with Section 422(d) of the Code and the regulations, if any, promulgated thereunder. To the extent an award under this Section 8.1 exceeds this $100,000 limit, the portion of the award in excess of such limit shall be deemed a Non-statutory Option.

           (c) Terms of Options. The terms during which each Incentive Stock Option may be exercised shall be determined by the Committee, but in no event shall an Incentive Stock Option be exercisable in whole or in part more than 10 years from the Date of Grant. If at the time an Incentive Stock Option is granted to an employee, the employee owns Common Stock representing more than 10% of the total combined voting power of the Holding Company (or, under Section 425(d) of the Code, is deemed to own Common Stock representing more than 10% of the total combined voting power of all such classes of Common Stock, by reason of the ownership of such classes of Common Stock, directly or indirectly, by or for any brother, sister, spouse, ancestor or lineal descendent of such employee, or by or for any corporation, partnership , estate or trust of which such employee is a shareholder, partner or beneficiary), the Incentive Stock Option granted to such employee shall not be exercisable after the expiration of five years from the Date of Grant. No Incentive Stock Option granted under this Plan is transferable except by will or the laws of descent and distribution and is exercisable in his lifetime only by the employee to whom it is granted.

           The Committee shall determine the date on which each Incentive Stock Option shall become exercisable and may provide that an Incentive Stock Option shall become exercisable in installments. The shares comprising each installment may be purchased in whole or in part at any time after such instalment becomes purchasable, provided that the amount able to be first exercised in a given year is consistent with the terms of Section 422 of the Code. The Committee may, in its sole discretion, accelerate the time at which any Incentive Stock Option may be exercised in whole or impart, provided that it is consistent with the terms of Section 422 of the Code. Notwithstanding the above, in the event of a Change in Control of the Holding Company, all Incentive Stock Options shall become immediately exercisable.

           (d) Termination of Employment. Upon the termination of a Participant's service for any reason other than Disability, Normal Retirement, Change in Control, death or Termination for Cause, the Participants' Incentive Stock Options shall be exercisable only as to those shares which were immediately purchasable by the Participant at the date of termination and only for a period of three months following termination. In the event of Termination for Cause all rights under the Participant's Incentive Stock Options shall expire upon termination.

           In the event of death or Disability of any employee, all Incentive Stock Options held by such the Participant, whether or not exercisable at such time, shall be exercisable by the Participant or the Participant's legal representatives or beneficiaries for one year following the date of the Participant's death or cessation of employment due to Disability. Upon termination of the Participant's service due to Normal Retirement, or a Change in Control, all Incentive Stock Options held by such Participant, whether or not exercisable at such time, shall be exercisable for a period of one year following the date of Participant's cessation of employment, provided however, that such option shall not be eligible for treatment as an Incentive Stock Option in the event such option is exercised more than three months following the date of the Participant's cessation of employment, provided however, that such option shall not be eligible for treatment as an Incentive Stock Option in the event such option is exercised more than three months following the date of the Participant's Normal Retirement. In no event shall be exercise period extend beyond the expiration of the Incentive Stock Option term.

           (e) Compliance with Code. The options granted under this Section 8 of the Plan are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, but the Company makes no warranty as to the qualification of any option as an incentive stock option within the meaning of
Section 422 of the Code.

9.    LIMITED RIGHTS

           9.1  Grant of Limited Rights

           Simultaneously with the grant of any option, the Committee may grant a Limited Right with respect to all or some of the shares covered by such option. Limited Rights granted under this Plan are subject to the following terms and conditions.

           (a) Terms of Rights. In no event shall a Limited Right be exercisable in whole or in part before the expiration of six months from the Date of Grant of the Limited Right. A Limited Right may be exercised only in the event of a Change in Control of the Holding Company.

           The Limited Right may be exercised only when the underlying option is eligible to be exercised, and only when the Fair Market Value of the underlying shares on the day of exercise is greater than the exercise price of the related option.

           Upon exercise of a Limited Right, the related option shall cease to be exercisable. Upon exercise or termination of an option, any related Limited Rights shall terminate. The Limited Rights may be for no more than 100% of the difference between the exercise price and the Fair Market Value of the Common Stock subject to the underlying option. The Limited Right is transferable only when the underlying option is transferable and under the same conditions.

           (b) Payment. Upon exercise of a Limited Right, the holder shall promptly receive from the Holding Company an amount of cash equal to the difference between the Fair Market Value on the Date of Grant of the related option and the Fair Market Value of the underlying shares on the date the Limited Rights is exercised, multiplied by the number of shares with respect to which such Limited Rights is being exercised.

           (c) Termination of Employment. Upon the termination of a Participant's service for any reason other than Termination for Cause, any Limited Rights held by the Participant shall then be exercisable for a period of one year following termination. In the event of Termination for Cause, all Limited Rights held by the Participant shall expire immediately. Upon termination of the Participant's employment for reason of death, Normal Retirement or Disability, all Limited Rights held by such Participant shall be exercisable by the participant or the Participant's legal representative or beneficiaries for a period of one year from the date of such termination. In no event shall the period extend beyond the expiration of the term of the related option.

10.  SURRENDER OPTIONS

           In the event of a Participant's termination of employment as a result of death, disability or Normal Retirement, the Participant (or the Participant's personal representative(s), her(s), or devisee(s)) may, in a form acceptable to the Committee make application to surrender all or part of options held by such Participant in exchange for a cash payment from the Holding Company of an amount equal to the difference between the Fair Market Value of the Common Stock on the date of termination of employment and the exercise price per share of the option on the Date of Grant. Whether the Committee accepts such application or determines to make payment, in whole or part, is within its absolute and sole discretion, it being expressly understood that the Committee is under no obligation to any Participant whatsoever to make such payments. In the event that the Committee accepts such application and the Company determines to make payment shall be in lieu of the exercise of the underlying option and such option shall cease to be exercisable.

11.  RIGHTS OF A SHAREHOLDER:  NON-TRANSFERABILITY

           No. Participant shall have any rights as a shareholder with respect to any shares covered by a Non-statutory and/or Incentive Stock Option until the ate of issuance of a stock certificate for such shares. Nothing in this Plan or in any Award granted confers on any person any right to continue in the employ of the Holding Company or its Affiliates or to continue to perform services for the

Holding Company or its Affiliates or interferes in any way with the right of the Holding Company or its Affiliates to terminate a Participant's services as an officer or other employee at any time.

12.  AGREEMENT WITH GRANTEES

           Each Award of Options, and/or Limited Rights will be evidenced by a written agreement, executed by the Participant and the Holding Company or its Affiliates which describes the conditions for receiving the Awards including the date of Award, the purchase price if any, applicable periods, and any other terms and conditions as may be required by the Board of Directors or applicable securities law.

13.   DESIGNATION OF BENEFICIARY

           A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any stock option or Limited Rights Award to which the Participant would then be entitled. Such designation will be made upon forms supplied by and delivered to the Holding Company and may be revoked in writing. If a Participant fails effectively to designate a beneficiary, then the Participant's estate will be deemed to be the beneficiary.

14.   DILUTION AND OTHER ADJUSTMENTS

           In the event of any change in the outstanding shares of Common Stock of the Holding Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Company, the Committee will make such adjustments to previously granted Awards, to prevent dilution or enlargement of the rights of the Participant, including any or all of the following:

           (a) adjustments in the aggregate number or kind of shares of Common Stock which may be awarded under the Plan;

           (b) adjustments in the aggregate number or kind of shares of Common Stock covered by Awards already made under the Plan;

           (c) adjustments in the purchase price of outstanding Incentive and/or Non-statutory Stock Options, or any Limited Rights attached to such options.

           No such adjustments may, however, materially change the value of benefits available to a Participant under a previously granted Award.

15.   TAX WITHHOLDING

           There shall be deducted from each distribution of cash and/or Common Stock under the Plan the amount required by any governmental authority to be withheld for income tax purposes.

16.   AMENDMENT OF THE PLAN

           The Board of Directors may at any time, and from time-to-time, modify or amend the Plan in any respect; provided further that if it has been determined to continue to qualify the Plan under Rule 16b-3 of the Exchange Act Rules, shareholder approval shall be required for any such modification or amendment which:

           (a) increases the maximum number of shares for which options may be granted under the Plan (subject, however, to the provisions of Section 13 hereof);

           (b) reduces the exercise price at which options may be granted subject, however, to the provisions of Section 13 hereof);

           (c) extends the period during which options may be granted or exercised beyond the times originally prescribed; or

           (d)    changes the persons eligible to participate in the Plan.

           Failure to ratify or approve amendments or modifications to subsections (a) through (d) of this Section by shareholders shall be effective only as to the specific amendment or modification requiring such ratification. Other provisions, sections, and subsections of this Plan will remain in full force and effect.

           No such termination, modification or amendment may affect the rights of a Participant under an outstanding Award.

17.   EFFECTIVE DATE OF PLAN

           The Plan shall become effective upon the consummation of the conversion of First Federal Savings and Loan Association of the Plan Beaches from the mutual to capital stock form of ownership (the "Effective Date") on September 29, 1993. The Plan shall be presented to shareholders of the Holding Company for ratification for purposes of: (i) obtaining favorable treatment under Section 16(b) of the Securities Exchange Act of 1934; (ii) satisfying one of the requirements of Section 422 of the Code governing the tax treatment for Incentive Stock Options; and (iii) maintaining listing on the Nasdaq National Market. The failure to obtain shareholder ratification will not effect the validity of the Plan and the options thereunder, provided, however, that if the Plan is not ratified, the Plan shall remain in full force and effect, and any Incentive Stock Options granted under the Plan shall be deemed to be Non-statutory Stock Options.

18.   TERMINATION OF THE PLAN

           The right to grant Awards under the Plan will terminate upon the earlier of ten (10) years after the Effective Date of the Plan or the issuance of Common Stock or the exercise of options or related Limited Rights equivalent to the maximum number of shares reserved under the Plan as set forth in Section
5. The Board of Directors has the right to suspend or terminate the Plan at any time, provided that no such action will, without the consent of a Participant, adversely affect his rights under a previously granted Award.

19.   APPLICABILITY

           The Plan will be administered in accordance with the laws of the State of Delaware to the extent not preempted by Federal law.

20.   COMPLIANCE WITH SECTION XVI

           If this plan is qualified under Rule 16b-3 of the Exchange Act Rules, with respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provisions of the Plan or action by the Committee fail to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

           IN WITNESS WHEREOF, the Association has established this Plan effective to be executed by its duly authorized executive officer and the corporate seal to be affixed and duly attested, effective as of the _____ day of ____________, 1993.




                             By:
                                  ---------------------------------------------



Attest:



-------------------------------

                                                                       EXHIBIT B


                         FIRST PALM BEACH BANCORP, INC.
                        1993 INCENTIVE STOCK OPTION PLAN
                                   AMENDMENT 1


         In accordance with Section 16 of the First Palm Beach Bancorp, Inc. 1993 Incentive Stock Option Plan (the "Plan"), the Plan is hereby amended as follows:

         1. The first sentence of Section 5 entitled "Stock Subject to the Plan" is amended in its entirety to read as follows:

                      "Subject to adjustment as provided in Section 14, the maximum number of shares reserved for purchase pursuant to the exercise of options granted under the Plan shall not exceed 593,500 shares of Common Stock of the Holding Company, par value $.01 per share, subject to adjustments pursuant to this Section 5."

         This Amendment 1 shall be effective upon and as of the date it is approved by the shareholders of the Holding Company. The Plan shall remain unchanged in all other respects.

         IN WITNESS WHEREOF, the Board of Directors of the Holding Company has caused this Amendment to be executed by its duly authorized officer and its corporate seal to be hereunto affixed as of the ________________ day of _________________, 1996.


                                            First Palm Beach Bancorp, Inc.

                                            By:
                                                 -----------------------------

                                            Title:
                                                    --------------------------


Attest:
         -------------------------------

(SEAL)

                                                                  EXHIBIT C


                        FIRST PALM BEACH BANCORP, INC.

              215 South Olive Avenue, West Palm Beach, FL 33401

       PROXY FOR THE JANUARY 21, 1997 ANNUAL MEETING OF STOCKHOLDERS
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



        Each person signing this card on the reverse side hereby appoints as proxies, Mr. William W. Lynch, Dr. Edward M. Eissey, Mr. Robert P. Miller and Mr. T. R. Moffett or any of them, with full power of substitution, to vote all shares of common stock which such person is entitled to vote at the Annual Meeting of Stockholders of First Palm Beach Bancorp, Inc. to be held at the Sheraton Hotel, 630 Clearwater Park Road, West Palm Beach, Florida (Corner of Okeechobee & Australian) at 9:30 a.m. local time on January 21, 1997, and any adjournments thereof.


                     PLEASE DATE AND SIGN ON REVERSE SIDE



                             FOLD AND DETACH HERE


THE PROXIES ARE HEREBY AUTHORIZED TO VOTE AS FOLLOWS:                                                        your votes as [ X ]
                                                                                                             indicated in
                                                                                                             this example



1. Election of four Directors; Fred A. Greene, Louis O. Davis, Jr.,             2. The proposal to approve an amendment to the First
   Daniel O. Sokoloff, M.D. each for a three-year term expiring in                 Palm Beach Bancorp, Inc. 1993 Incentive Stock
   2000, and Holly W. Hadley, M.D. for a one-year term expiring in                 Option Plan which authorizes an additional
   1998.                                                                           250,000 shares of Common Stock of the Company
                                                                                   available for issuance pursuant to option grants
                                                                                   under such plan.

        FOR           WITHHELD    (To withhold authority to vote for                    FOR         AGAINST      ABSTAIN
 (except as shown)   (as to all   any nominee, write his name on this
    on the line)      nominees    line:                                                 [  ]         [   ]         [   ]
       [   ]            [   ]
                                  ----------------------------------


3. The ratification of Deloitte & Touche, LLP as      4. Such other matters as      THE SHARES REPRESENTED BY THIS PROXY, UNLESS
   independent auditors of the Company for the           may properly come before   OTHERWISE SPECIFIED, SHALL BE VOTED FOR THE
   fiscal year ending September 30, 1997.                the meeting or any         ELECTION OF EACH NOMINEE LISTED ABOVE AND SHALL
                                                         adjournments thereof.      BE VOTED FOR THE AMENDMENT TO THE PLAN AND
                                                                                    RATIFICATION OF INDEPENDENT AUDITORS.
    FOR     AGAINST     ABSTAIN
   [   ]     [  ]        [  ]                                                       Please sign below exactly as your name appears
                                                                                    on the label.  When signing as attorney,
                                                                                    corporate officer or fiduciary, please give full
                                                                                    title as such.  Executors, administrators,
                                                                                    trustees, and others acting in a representative
                                                                                    capacity should indicate title. Joint owners
                                                                                    should all sign.  The undersigned hereby
                                                                                    acknowledges receipt of the Notice of the
                                                                                    Annual Meeting and Proxy Statement dated
                                                                                    December 19, 1996.

                                                                                    Dated:                                  , 1996
                                                                                          ----------------------------------


                                                                                    Signature(s)
                                                                                                -----------------------------------

                                                                                                -----------------------------------

                                                                                                -----------------------------------
                                                                                                PLEASE DATE, SIGN AND RETURN THIS
                                                                                                 PROXY PROMPTLY.


                             FOLD AND DETACH HERE










YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.